Exhibit 3.1

BROOKFIELD REAL ESTATE INCOME TRUST INC.

FOURTH ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Brookfield Real Estate Income Trust Inc., a Maryland corporation (the “Corporation”), is hereby amended to change the par value of the shares of Class C common stock of the Corporation from $0.01 par value per share to no par value per share.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: Immediately prior to the foregoing amendment of the Charter, the aggregate par value of all shares of stock having par value was $9,500,000. Pursuant to the foregoing amendment of the Charter, the aggregate par value of all shares of stock having par value is $8,500,000. There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The undersigned acknowledges these Fourth Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Fourth Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 18 day of November, 2022.

ATTEST:		BROOKFIELD REAL ESTATE INCOME TRUST INC.

/s/ Michelle Campbell		By:	/s/ Dana Petitto		(SEAL)
Name:	Michelle L. Campbell		Name:	Dana E. Petitto
Title:	Secretary		Title:	Chief Financial Officer